EXHIBIT 99.1

Whitestone REIT Announces Third Quarter 2009 Dividend

HOUSTON, Sept. 29, 2009 (GLOBE NEWSWIRE) -- Whitestone REIT, a public, non-traded community business center real estate investment trust (REIT), announced a quarterly cash dividend of $0.1125 per common share and per limited partnership unit for the third quarter of 2009. The dividend will be paid to common shareholders and limited partnership unit holders in three monthly installments of $0.0375 per share or limited partnership unit on or about the first day of October, November, and December. The dividend is unchanged from the amount paid in the previous quarter and represents the 12th consecutive quarterly dividend declared on common shares and limited partnership units since the management was internalized within the REIT in October 2006.

James C. Mastandrea, Chairman and CEO, said, "We are pleased to announce that our current dividend remains at the same level as the previous four quarters. The continuation of our dividend at this level is a result of management's considerable experience in leasing and operating multiple real estate properties, even in the most uncertain of economic times, and our ability to remain focused on core business strategies driven by meeting the space needs of tenants whose businesses serve the needs of communities."

Mastandrea added, "We maintain a conservative balance sheet with low leverage, which provides significant financial flexibility and allows us to lease our properties at a competitive advantage."

He concluded, "While the debt markets are currently constrained, there will be a time in the future for Whitestone to raise additional equity to acquire quality commercial real estate at discounted prices."

About Whitestone REIT

Whitestone REIT specializes in enhancing shareholder value by Creating Business Communities in its Properties(TM) -- it owns, manages and operates suburban and urban infill commercial properties providing employment centers and retail communities in Chicago, Illinois; Houston, Dallas, and San Antonio, Texas; and Scottsdale, Arizona. Headquartered in Houston, Texas, the Company has approximately $200 million of assets owned and managed, comprising approximately 3 million square feet of lease space in 36 properties. Whitestone has over 700 tenants offering basic goods and services with lease spaces ranging in size from 500 to 55,000 square feet. For additional information about the Company, go to http://www.whitestonereit.com.

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:  Whitestone REIT
          Anne Gregory, Asst. VP Marketing & Investor Relations
          713.827.9595 ext. 2213
          agregory@whitestonereit.com